EXHIBIT 10.3

[Translated Version]

Original

Shanghai Assignment Agreement for Use Right of State-owned Land

(Medical Treatment & Sanitation)

Hu-Jia-Fang-Di(2005) Assignment Agreement No. 59

Shanghai Jiading District Housing and Land Administrative Bureau

16 May 2005

Shanghai Assignment Agreement for Use Right of State-owned Land

Assignor: Shanghai Jiading District Housing and Land Administrative Bureau

(hereinafter referred to as “Party A”)

Legal Representative: Xu Bing Yan

Assignee: Shanghai DeAn Hospital (hereinafter referred to as “Party B”)

Legal Representative: Eric G. Carter

This agreement is entered into by and between Party A and Party B in accordance with Law of Administration of Land of the PRC (hereinafter referred to as “Land Law”), Provisional Rules for Assignment and Transfer of the Use Right of State-owned Land in Cities and Towns of the PRC (hereinafter referred to as “Provisional Rules”), Measures Concerning Assignment of Use Right of Land of Shanghai (hereinafter referred to as “Measures”) and the official document Hu-Jia-Fu-Tu (2005) No.86.

Article 1

Party A shall assign to Party B on “as is” basis the land plot which is located to the west of Moyu Northern Road, Jiading District, Shanghai. The land plot area covers 90711 square meters. The area, location and four direction scope of the land plot are illustrated in the attached drawings, which has been signed and confirmed by both Parties.

Party B obtains the use right for fifty (50) years to the land plot with a consideration of the price USD 816,399 (Eight hundred and sixteen thousand three hundred and ninety nine US dollars) as land premiums for the land use right.

Party A agrees that Party B can pay the land premiums in RMB and the exchange rate between RMB and USD shall be the market exchange rate of RMB at the end of the prior month published by State Administration of Foreign Exchange (the middle exchange rate of 1USD/RMB).

Party B shall pay the land use fee (RMB 1 Yuan per 1 square meter) to Shanghai Jiading District Housing and Land Administrative Bureau each year during the term of the land use.

Article 2

Party B shall pay USD 200,000 (Two hundred thousand US dollars) as the deposit to perform the Agreement to Shanghai Housing and Land Administrative Bureau within thirty (30) days after execution of the Agreement (before 15 June 2005). The deposit is the integral part of the land premiums.

Party B shall pay off the remaining amount of USD 616,399 (Six hundred and sixteen thousand three hundred and ninety nine US dollars) to Shanghai Housing and Land Administrative Bureau within sixty (60) days after execution of the Agreement (before 15 July 2005).

Article 3

Party A shall be entitled to terminate the Agreement and claim for damages and Party B shall not have the right to claim refund of the paid land premiums if Party B cannot pay land premiums as scheduled (including deposit, the same as mentioned below). If Party B defers payment of land premiums, Party B shall submit a written application for the deferral to Party A before the due date as prescribed in this Agreement. Party B shall pay a surcharge of 0.3% per day if Party A agrees to such deferred payment. Party A shall be entitled to terminate the Agreement if the payment has been delayed beyond thirty (30) days without the consent by Shanghai Housing and Land Administrative Bureau.

Article 4

Party B shall apply for initial registration of land use right to the district housing and land registration authority with such supporting documents as the payment certificate of land premiums, other relative certificate of payment and other relative materials, if Party B has paid off the aforementioned land premiums and all and related expenses of land confiscation and relocation compensation as set forth in the Entrusted Relocation and Subordination Agreement which has been signed with the Housing and Land Administrative Bureau of Jiading District, Shanghai.

Article 5

The appendix - Use Conditions of State-owned Land Located to the West of Moyu Northern Road, Jiading District, Shanghai (hereinafter referred to as “Land Use Conditions”) is the integral part of the Agreement and shall be equally authentic with the Agreement.

Article 6

The ownership of the land, which use right has been assigned, shall belong to the PRC. The State and its government shall have the jurisdiction, administrative powers and other powers as well as such rights and interest as may be necessary to furtherance of social and public interest. The assignment shall exclude the underground minerals, resources, buried objects and public facilities.

Article 7

Shanghai Municipal Government reserves the right of urban planning and design upon the land plot. Within the land use term, reconstruction of buildings which has been constructed on the land according to the Land Use Conditions or application for renewal of the land use term shall comply with the then-current effective planning. The Government assumes no liability for damages in the event Party B is affected by a planning alteration.

Article 8

Whenever Party B wishes to alter the Land Use Conditions, it shall obtain the consent from Party A, and shall thereafter sign the supplemental agreement, pay the supplemental land premiums, and repeat the real estate registration.

Article 9

Party A shall within the land use term be entitled to supervise the development and utilization, assignment, lease, mortgage and termination of the use right of the land plot in accordance with laws and regulations.

Article 10

Party B shall be entitled to claim damages if Party A breaches any part of the Agreement. Party A shall be entitled to demand Party B to rectify the breach within the prescribed timeframes. Party A shall be entitled to terminate the Agreement as well as claim for damages if the performance on the part of Party B is still not conforming .

Article 11

The Land use right can be transferred in accordance with laws and regulations only if the quantity of work completed in connection with the installation of the building on the land has satisfied the prescribed standard. In the event land use right is legally transferred, the succeeding land users shall all be the successors of rights and obligations of Party B. The assignee or the the proportion of investment by the assignee should not be changed until Party B has fulfilled the requirements set forth in this clause. [Translator remarks: this is a “as is” translation. The Chinese version on this point is unclear]

Article 12

A registration on alternation shall be made if the land use right is transferred, leased, mortgaged and inherited in accordance with laws and regulations or all contracts, drawings, vouchers record change of the property right of the buildings and fixtures or both parties deem other documents necessary to be registered.

Article 13

Any dispute arising out of the implementation of the Agreement shall be settled through consultation by the parties. In the event that the consultation fails, each party may apply to arbitration institution for arbitration or initiate a suit to the people’s court in a place where the Agreement has been signed.

Article 14

The Agreement shall come into force as of the date of execution till the date of the expiration of the land use right as set forth in Shanghai Property Ownership Certificate.

Article 15

The Agreement and its Appendix -Use Conditions of the Land has been made in Chinese in eight (8) pages. In case of any discrepancy between the Chinese and other languages versions, the Chinese version shall prevail.

The amount of the Agreement shall be stated in figures and in words respectively and shall be consistent. In the event any discrepancy between the amount in figures and in words, the amount in words shall prevail.

No alteration shall be made to the Agreement. The Agreement is made in three (3) originals. Each party holds one original. One original shall be submitted to housing and land registration authority for initial registration of land use right.

Article 16

This Agreement is executed on 16 May 2005 in Jiading District, Shanghai, the People’s Republic of China.

Party A : Shanghai Jia Ding District Housing and Land Administrative Bureau (Seal affixed)

Legal representative or authorized representative: Qin Yuanlin

Legal address: No. 64 Jinsha Road in Jiading District, Shanghai

Tel: 5953 6244

Fax: 5953 1631

Party B : Shanghai DeAn Hospital (Seal affixed)

Legal representative or authorized representative: Zhao Deming

Date of Signature: 16 May 2005

Legal address: West to Moyu Northern Road, Anting Town, Jiading District, Shanghai

    Tel: 5956 2394

    Fax: 6259 0726

Use Conditions of State-owned Land located to the West of Moyu Northern Road,

Anting Town, Jiading District, Shanghai

The use conditions of State-owned land, which is located in the Western of Moyu Northern Road, Anting Town, Jiading District of Shanghai (hereinafter referred to as “Land” and “Land Conditions” respectively), shall be as follows:

Article 1 Land use requirements

1.1	Purpose of using : Medical treatment & Sanitation

1.2	Years of using: Fifty (50) years

1.3	Floor Area Ratio: not more than ten thousand square meters per hectare (The total structure area shall not be more than 90711 square meter).

1.4	Green space percentage : not less than 30% of total area and the public mass green space shall not be less than 5% of total area.

1.5	Parking: be assigned in accordance with relative technical standards for Parking Lot in Shanghai.

1.6	Rest related parameters are ascertained on the basis of planning documents No. 1993 of Shanghai Jiading District Planning Administration Bureau. (Referring to the Attachment)

1.7	Constructions inside the Land shall fulfill the requirements set forth in Technical Provisions of Shanghai concerning the Administration of City Urban Planning.

Article 2 Requirements on Urban Construction Administration

2.1 Party B shall comply with the related national and Shanghai local regulations and rules concerning virescence, appearance of city, sanitation, environmental protection, fire control, traffic control, design and constructing, etc.

2.2 Party B shall allow all kinds of piping and pipelines be laid by passing through or crossing through the Land for public utility purpose by the government. However, if the above-ground buildings and other attached objects of the Land are damaged, party B shall be entitled to apply for compensations from the empowered authorities pursuant to law and regulations.

2.3 Party B should warrant that the personnel, the appliance used in emergency and the vehicle, which is dispatched by Government administrations, Police, Fire Protection, can freely enter into the Land in course of execution of emergency rescue or public duty.

2.4 Party B shall compensate for having damaged or destroyed the surrounding environments and facilities due to Party B’s activities processed on the Land and thus causing any loss of the interest of State or of any individual.

Article 3 Requirements of Construction Administration

3.1 Party B shall commence constructing before 16 November 2005, and the construction shall be completed before 16 November 2006.

3.2 Party B shall apply for postponement to Party A thirty (30) days prior to the deadline with sufficient reason, if Party B cannot commence constructing on scheduled set forth in Article 3.1.

The deferment shall not exceed one (1) year.

Except for consents of Party A, in the event it has been over one (1) year calculated from the date of expiration set forth in Article 3.1 before the Land commences to be constructed, the related land administration authorities shall be entitled to collect no more than 20% of Land premiumss as charges for idle land; in the event it has been over two (2) years before the completion of the construction, the related land administration departments shall be entitled to revoke the land use right unconditionally and take over all constructions and adheres on the Land.

3.3 Party B shall not be entitled to occupy any other land which exceeds the Land area for any reason without permission from relevant authorities. With approval of relevant authorities and full filling examination and approval procedures and paying fees of usage, the other land outside the Land area can be temporarily occupied by Party B.

Any violation from provisions set forth in foregoing paragraph may be constituted illegal acts of occupation of land.

Article 4 Marking and Fixing the Circle

4.1 Party A shall bury and set up the boundary marks in each point of turnings according to the Red Line Map of the Land. Party B shall take effective protective measure for the boundary marks buried by Party A to ensure that the forgoing boundary marks would not be moved or destroyed. In the event the boundary marks have been moved or destroyed within the term of the use of the Land, Party B shall submit the written report to Party A immediately to apply for re-surveying and re-marking.

4.2 Party B shall assume all the expense occurred in re-measuring the Land and reburying the boundary marks due to the loss, damage, move of boundary marks.

Article 5 Requirements to Municipal Facility and Dismantlement and Removal of Housing

5.1 Party B shall be responsible for the relevant affairs of municipal facility on the Land at its affiliated cost.

5.2 Party B shall accomplish the dismantlement and removal of existing buildings on the Land at its own expense in accordance with the Detailed Rules of Shanghai City on Dismantlement and Removal of Housing, if Party B is responsible for the dismantlement and removal of housing.

5.3 Party B, or the contractor of the construction project entrusted by Party B, shall restore timely or repave in the event that the construction results in damages of the exposed drains, watercourse, cable, and other facilities, buildings, at its own expense.

5.4 Party B shall not damage and shall take effective measures to protect the municipal facilities on the Land; otherwise, party B shall undertake all expenses occurred for the restoration.

5.5 All users shall jointly pay for the restoration and management of the common path to the Land and adjacent land.

Article 6 Requirements to Transfer, Lease, and Mortgage of the Land Use Right

6.1 The use right of the Land and the above-ground buildings shall be transferred incidentally with the above-ground buildings in compliance with the law of PRC, and shall pay the taxation pursuant to Chinese taxation law, provided that the construction on the Land has satisfied the terms set forth in Article 11 of the Agreement.

6.2 The use right of the Land shall not be transferred, leased in the event that the Land is not used, invested and developed in accordance with the Agreement and the Use Conditions of the Land.

6.3 The use right of the Land shall be mortgaged; however, the mortgage loan shall be used in the development of the Land before the completion of the buildings on the Land. The above-ground buildings and other attached objects shall be mortgaged incidentally with the mortgage of the use right of the Land. The rights and interest of mortgagee and mortgager shall be protected in accordance with Measures of Shanghai City on Mortgage of the Real Estate.

6.4 Sales, lease, donation and heritage of partial floors of the buildings shall be in compliance with the Rules of Shanghai City on Registration of the Real Estate, the Rules of Shanghai City on Transfer of the Real Estate and other rules promulgated by Shanghai Bureau of Management on Real Estate and Land.

6.5 The lessor and lessee shall enter into the agreement which clearly provides the leasing relationship and right and obligation of both parties when the buildings are leased. The leasing shall be supervised by the relevant authorities.

The lease Agreement shall be registered and recorded in the Registration Organ of the District.

Article 7 Requirements to Protection, Restoration, Reconstruction and Rebuild of the Buildings

7.1 Party B shall warrant that the buildings built and to be built are in good conditions, workable and usable during the term of the use of the Land; and Party B shall assume all expenses.

7.2 Party B shall not dismantle, change and rebuild the public facilities and the above-ground buildings of the Land without the prior consent of Party A during the term of the use of the Land.

Remittance Instruction of Payment of Land Premiums to Shanghai

Housing and Land Administrative Bureau

I.	Notice for payment of land premiums

1.	Please state clearly the title of the land and the number of the assignment agreement on the remittance in order to record to the account book. The remitter shall be self-liable for occurred errors, due to the failure of stating the title of land and the number of the assignment agreement.

2.	The land premiums, which are remitted into our account, shall be in consistent with the provisions set forth in the agreement. The remittance fees for remittance shall be assumed by the remitter.

3.	After the competition of the remittance, the client is engaged to send a facsimile of bank receipt to us (Shanghai Housing and Land Administrative Bureau), for the purpose of recording the payment to the account timely. (facsimile Nr. 58793601)

II.	Payment of land premiums for USD paid overseas

1.	Pursuant to Official Reply of the State Administration of Foreign Exchange on the Relevant Issues Concerning Foreign Exchange Registration for Purchase Acquisition of Internal Land Use Right to the Use of Land Within China by Foreign Investors (hereinafter referred to as “the Reply”), prior to legally establishment of a foreign invested enterprise within China, Advance payments of land premiums as security deposit shall be paid by foreign investors to Land Administrative Authorities. In order to assure the accurate use of the deposit for land, hereunder are stipulations on relative issues concerning the inward remittance, usage, transfer, and outward remittance of the deposit for land:

(1)	If foreign investors are required to pay the land security deposit to the land administrative authorities before legally establishing foreign invested enterprise within China, they shall apply to Foreign Exchange Administrative Bureau to open temporary land security deposit accounts, which shall preserve the land security deposit of foreign exchange paid by the foreign investors, who shall pay the land security deposit to the land administrations through those accounts.

(2)	The term of temporary account of land security deposit is 6 months, if it is necessary to be extended upon expiration, an application shall be filed to Foreign Exchange Administrative Bureau.

(3)	Land security deposit disbursed by the foreign investors to Land Administrative Authorities should be paid in the currency of RMB and through the temporary accounts. Each settlement of exchange under temporary land deposit account shall be verified by Foreign Exchange Administrative Bureau, and the settlement shall be limited merely for the purpose of the purchase of land use right and real properties attached to the land, The initiation expenditure occurred for the establishment of foreign investment enterprises shall still be disbursed from the temporary account.

(4)	After submitting the land security deposit, if the foreign investors fail to establish foreign investment enterprise, they shall apply to Foreign Exchange Administrative Bureau to close the temporary land security deposit account and the remaining capitals in the account and the returned land security deposit may be remitted out of China upon the approval of Foreign Exchange Administrative Bureau.

(5)	The foreign exchange remitted into the temporary land security deposit account by the foreign investors may be used as the capital contribution after the establishment of foreign invested enterprise.

2.	US dollar Remittance path (paid overseas)

(1)

It is advised that the foreign investor finds out the remittance path of the bank which the account is opened. It is necessary to find out the US dollar remittance path of the bank, which the foreign investor will choose it to open a temporary land deposit account. For instance, if the foreign investor is going to open a temporary land deposit account in banking department of China Construction Bank Shanghai Branch, the US dollar remittance path of which is PLS REMIT USD              (the amount of remittance) TO (the account name of temporary land deposit opened by the foreign investor) A/C NO.                         (the account number of temporary land deposit) WITH CHINA CONSTRUCTION BANK, SHANGHAI BRANCH (SWIFT CODE: PCBCCNBJSHX) BANKING DEPARTMENT THROUGH WACHOVIA BANK NATIONAL ASSOCIATION, NEW YORK (SWIFT CODE: PNBPUS 3NNYC) WITH A/C NO. 2000191184558.

(2)	Settlements of land premiums in foreign exchange under the temporary land account

Payee: Shanghai Housing and Land Administrative Bureau

Account number of payee: 05550400261003702

Bank of payee: Banking department of China Construction Bank Shanghai Branch

(3)	Relevant correspondence address of bank

Banking department of China Construction Bank Shanghai Branch

Address: Room 1704, No. 200 of Huaihai Middle Road, Shanghai

Telephone: 63181818-1704, 1733, 1723

Facsimile: 63181818-1763, 1799

III.	Payment of land premiums by RMB paid within China

Payee: Shanghai Housing and Land Administrative Bureau

Account number of payee: 066726-00149055512

Bank of payee: Bank of Communications Shanghai Branch

Address: Second floor of Zhuye Plaza, No. 99 of Beijing West Road, Shanghai